EXHIBIT B

Joint Filing Agreement

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13D (and any amendments thereto) with respect to the Common Stock, par value $0.001 beneficially owned by each of them, of American Lorain Corporation, a corporation incorporated under the laws of Nevada. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13D.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 7th day of September, 2016.

DEG-DeutscheInvestitions-und Entwicklungsgesellschaft mbH R.L.

By:	/s/ Lothar Lammers
	Name: Title:	Lothar Lammers Director Special Operations

By:	/s/ Guido Reckmann
	Name: Title:	Guido Reckmann Senior Counsel

Kreditanstalt für Wiederaufbau

By:	/s/ Dr. Michael Schenk
	Name: Title:	Dr. Michael Schenk Vice President

By:	/s/ Axel Kaufmann
	Name: Title:	Axel Kaufmann Vice President